Exhibit 99

NEWS RELEASE

The Progressive Corporation	Company Contact:
6300 Wilson Mills Road	Matt Downing
Mayfield Village, Ohio 44143	(440) 395-4222
http://www.progressive.com

PROGRESSIVE ANNOUNCES SPECIAL CASH DIVIDEND AND

ELECTION OF JEFFREY D. KELLY TO BOARD OF DIRECTORS

MAYFIELD VILLAGE, OHIO – October 12, 2012 – The Progressive Corporation today announced that its Board of Directors has declared a special cash dividend of $1.00 per Common Share, payable November 29, 2012 to shareholders of record at the close of business on November 21, 2012.

Glenn M. Renwick, the Company’s President and Chief Executive Officer commented: “We are pleased to return approximately $600 million to our shareholders through this special dividend. This action is consistent with our published policy of returning capital to our shareholders when appropriate. The combination of strong operating and investment results allows us to pay a special dividend at this time.”

The Company further announced that the issuance of this special dividend would not affect the Company’s annual, variable dividend program for 2012. For more information on the Company’s variable dividend policy, visit the Company’s website at progressive.com/dividend.

In addition, the Company announced that the Board of Directors today elected Jeffrey D. Kelly, 59, to fill a vacancy on the Company’s Board for a term ending on the date of the Company’s Annual Meeting of Shareholders in 2013.

Mr. Kelly is the Executive Vice President and Chief Financial Officer of RenaissanceRe Holdings, Ltd., a global provider of property catastrophe and specialty reinsurance and other insurance coverages. Prior to joining RenaissanceRe, Mr. Kelly served as Chief Financial Officer of National City Corporation (“NCC”) from 2000 until his retirement from NCC in 2008, and as Vice Chairman of NCC from 2004 until his retirement. Mr. Kelly also served previously as a member of Progressive’s Board of Directors from 2000 until his resignation in August 2009.

About Progressive

Celebrating its 75th anniversary in 2012, The Progressive Group of Insurance Companies makes it easy to understand, buy, and use auto insurance. Progressive offers choices so consumers can reach it whenever, wherever, and however it’s most convenient—online at http://www.progressive.com, by phone at 1-800-PROGRESSIVE, or in-person with a local agent.

Progressive offers insurance for personal and commercial autos and trucks, motorcycles, boats, recreational vehicles, and homes. It’s the fourth largest auto insurer in the country, the largest seller of motorcycle insurance, and a leader in commercial auto insurance. Progressive also offers car insurance online in Australia at http://www.progressiveonline.com.au.

Founded in 1937, Progressive continues its long history of offering shopping tools and services that save customers time and money, like Name Your Price®, the Snapshot Discount®, and a concierge level of claims service.

The Common Shares of The Progressive Corporation, the Mayfield Village, Ohio-based holding company, trade publicly at NYSE:PGR.